EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated February 14, 2005 included in the Annual Report (Form 10-K/A) of Erie Family Life Insurance Company for the year ended December 31, 2004, with respect to the financial statements and schedules of Erie Family Life Insurance Company included in this Form 10-K/A.
/s/ Ernst & Young LLP
August 12, 2005
Cleveland, Ohio

76